Exhibit 10.2

ADDENDUM TO THIRD AMENDMENT
TO PURCHASE AGREEMENT

THIS ADDENDUM (the “Addendum”) to the Third Amendment to Purchase Agreement entered into on the ___ day of January, 2011, is by and between the Gold Club of Indy, LLC, an Indiana Limited Liability Company (“Company”), Lori Pfeiffer, personal representative of The Estate of Albert Pfeiffer, deceased, and sole member of the Company (“Member”), the Estate of Albert Pfeiffer (“Estate”), and RCI Dining Services (Indiana), Inc., a Texas Corporation (“Buyer”), and RCI Holdings, Inc., a Texas Corporation (“RCI”).

WITNESSETH:

WHEREAS, Albert Pfeiffer was the sole member of the Company; and

WHEREAS, Albert Pfeiffer died on August 15, 2009; and

WHEREAS, Lori Pfeiffer was designated the Personal Representative of Albert Pfeiffer’s probate estate by the Johnson County, Indiana Superior Court; and

WHEREAS, pursuant to the authority of the Johnson County, Indiana Superior Court of September 21, 2009, Lori Pfeiffer, Personal Representative of  Albert Pfeiffer’s probate estate became the sole member of the Company; and

WHEREAS, the parties hereto have entered into a Purchase Agreement, dated December 13, 2010, whereby the Company agreed (i) to sell to the Buyer 100% Membership Interests, and (ii) to convey to RCI the Real Property; and

WHEREAS, the parties hereto have also entered into (i) an Agreement to Amend Purchase Agreement, dated on or around December 29, 2010, (ii) a Second Amendment to Purchase Agreement, dated January 14, 2011, and (iii) a Third Amendment to Purchase Agreement, dated January __, 2011; and

WHEREAS, the Third Amendment to Purchase Agreement amends and restates, in its entirety, the Purchase Agreement, as amended, thereby (i) restructuring the agreement as an asset purchase agreement, and (ii) making the original Addendum to Purchase Agreement dated December 13, 2010 of no force and effect; and

WHEREAS, pursuant to the Third Amendment to Purchase Agreement, Buyer intends to purchase all of the assets owned by the Company which are associated or used in connection with the operation of the adult entertainment cabaret known as “The Gold Club,” located at 3551 Lafayette Road, Indianapolis, Indiana 46222, to which agreement reference is hereby made, which assets constitute personal property in the probate estate of Albert Pfeiffer, deceased; and

Addendum to Third Amendment to Purchase

WHEREAS, pursuant to the Third Amendment to Purchase Agreement, the Company has agreed to convey the real property commonly known as 3551 Lafayette Road, Indianapolis, Indiana 46222 (the “Real Property”) to RCI; and

WHEREAS, the parties by this Addendum intend to delineate and expand upon certain terms in the Third Amendment to Purchase Agreement involving the sale of the Real Property titled in the name of the Company to RCI.

IT IS, THEREFORE, AGREED AS FOLLOWS:

The Addendum to Purchase Agreement, dated December 13, 2010, is of no force and effect, and, in connection therewith, its is agreed as follows:

1.  Earnest Money Deposit:  Neither the Buyer nor RCI shall be required to tender earnest money.

2.  Payment of Purchase Price:  Of the total consideration of One Million Six Hundred Seventy-five Thousand Dollars ($1,675,000.00) described in the Third Amendment to Purchase Agreement, the sum of Eight Hundred Fifty Thousand Dollars ($850,000.00) shall be applicable to the acquisition of the Real Property owned by Company, commonly known as 3551 Lafayette Road, Indianapolis, Indiana, the legal description of which is attached hereto and made a part hereof.

3.  Closing Date:  The closing (“Closing”) shall take place at the same time and under the same terms as described in the Third Amendment to Purchase Agreement entered into between the parties.

4.  Closing Documents:  Pursuant to the Third Amendment to Purchase Agreement, Company shall deliver at Closing, among other things, a fully executed Warranty Deed, conveying to RCI merchantable and marketable fee simple title to the Real Property, free of any and all liens, encumbrances, easements, restrictions, covenants, or other title defects, except the lien of non-delinquent real estate taxes, and other matters, if any disclosed in the title commitment.  Company shall also deliver any other document required from the Company or Seller to convey the Real Property to RCI.

5.  Possession:  Possession of the Real Property shall be delivered to RCI on the Closing date, free and clear of all rights and claims of any other party to the possession, use, or control of the Real Property, except as may be specified in the Third Amendment to Purchase Agreement.

6.  Taxes and Assessments:   RCI assumes and agrees to pay all assessments for public improvements becoming a lien after the date of Closing.  Real property taxes on the Real Property shall be prorated as of the Closing Date, using the latest tax bill as the basis for estimating the taxes and determining the proration.  Seller shall be responsible for all real estate taxes assessed up to and including the date of Closing.  Any taxes not assumed by RCI and which are not due and payable at the time of Closing shall be allowed to RCI as a credit on the cash payment required on Closing, and Seller shall not be liable thereafter for such taxes.  RCI shall be responsible for all real estate taxes assessed after the date of Closing.

Addendum to Third Amendment to Purchase

7.  Survey:  The Seller has provided to RCI a survey dated September 29, 2008.  If  RCI so desires, it may obtain a staked survey or an updated survey, which costs shall be borne equally by RCI and the Company.

8.  Title Insurance:  Company shall deliver to RCI within seven (7) days after acceptance a commitment for title insurance, and at RCI’s request, legible copies of all recorded instruments affecting the Real Property and recited as exceptions in the commitment.  If RCI has an objection to any item disclosed in such commitment, or the survey, if any, RCI shall promptly make written objection to the Company after receipt of each such instrument.  If RCI or third party lender makes such objections or if the objections are disclosed in the commitment or survey, or by the issuer of the title policy, the Company shall have thirty (30) days from the date such objections are disclosed to cure the same, and the Closing date shall be extended, if necessary.  The Company agrees to utilize its best efforts and reasonable diligence to cure any such objection.  If any such objection is not satisfied within such time period, RCI may terminate this contract, or waive the unsatisfied objections and close the transaction.  The Company shall bear the cost and expense associated with the procurement of the title insurance commitment for the Real Property.

9.  Proration and Special Assessments:   Insurance, if assigned to RCI, all income and ordinary operating expenses of the Real Property, included but not limited to public utility charges, shall be prorated as of the day prior to the Closing date.  Any special assessment applicable to the Real Property from municipal improvements previously made to benefit the Real Property shall be paid by the Company.  RCI assumes and agrees to pay all special assessments from municipal improvements which are completed after the date of this Third Amendment to Purchase Agreement.

10.  Sale Expenses:  Company and RCI agree that all sale expenses are to be paid in cash prior to or at Closing.

(a)
Company’s Expenses:   In addition to the expense associated with procurement of title insurance, the Company shall pay all costs of releasing any existing loan and recording the release, one-half (½) of any Closing fee, one-half (1/2) of the survey costs, if any, preparation of the Warranty Deed, and other expenses stipulated to be paid by the Company under other provisions of the this Addendum or the Third Amendment to Purchase Agreement.

(b)
RCI’s Expenses:  RCI shall pay all expenses incident to any loan (e.g. loan commitment fee, preparation of note, mortgage, and other loan documents, recording fees, mortgagee’s title policy, credit reports, etc.); one-half (1/2) of the  survey costs, if any; one-half (½) of any Closing fee; copies of documents pertaining to restrictions, easements, or conditions affecting the Real Property; and expenses stipulated to be paid by RCI under the provisions of this Addendum or the Third Amendment to Purchase Agreement.

11.  Default/Remedies:  If Company or Seller fail to perform in accordance with this Agreement, RCI shall be entitled to pursue any other remedy which may be available at law or in equity, including, but not limited to, specific performance or injunctive relief.

12.  Duties of Company and Seller at Closing:  At the Closing, the Company shall deliver to RCI, at Seller’s sole cost and expense, the following:

(a)
a duly executed Warranty Deed conveying good and indefeasible title in fee simple to all of the Real Property, free and clear of any lien, encumbrance, condition, easement, assessment, reservation, or restriction except as permitted herein or approved by RCI in writing;

(b)
an owner’s policy of title insurance (a title policy) issued by a reputable title insurance company chosen by the Seller but with approval of RCI in the full amount of Eight Hundred Fifty Thousand Dollars ($850,000.00), dated as of Closing, insuring RCI’s fee simple title to the Real Property to be good and indefeasible subject only to those title exceptions permitted herein, or as may be approved by RCI in writing, and with the standard printed exceptions contained in the usual form of the title policy;

Addendum to Third Amendment to Purchase

(c)	if requested by RCI, to the extent assignable, an assignment of any one or more of the insurance policies held by Company pertaining to the Real Property;

(d)	as provided in the Third Amendment to Purchase Agreement, furnish evidence of its capacity and authority for the Closing of this transaction; and

(e)	Company agrees to execute any other document necessary to close this transaction or requested by RCI.

13.    Duties of RCI at Closing: At the Closing, RCI shall perform the following:

(a)
satisfy all of its obligations pursuant to the Third Amendment to Purchase Agreement, including payment, in cash, of the total purchase price of One Million Six Hundred Seventy-five Thousand Dollars ($1,675,000.00), as described in the Third Amendment to Purchase Agreement;

(b)	furnish evidence of its capacity and authority for the Closing of this transaction; and

(c)	execute any other document necessary to close this transaction.

14.     Miscellaneous:  Time is of the essence of this Addendum to the Third Amendment to Purchase Agreement.  All parties acknowledge that all aspects of the sale of the Real Property described herein are subject to the approval by the Judge of the Johnson County Superior Court, in which court pends the probate estate of Albert Pfeiffer, deceased.  If for any reason the Judge of the Johnson County Superior Court does not approve this sale, this contract shall be cancelled, and any provision in this Addendum or in the Third Amendment to Purchase Agreement to the contrary notwithstanding, neither party shall be responsible to the other for any costs, attorney fees, expenses, or damages.

15.     Conflict With Third Amendment to Purchase Agreement:  In the event of a conflict between the terms and conditions of this Addendum and the Third Amendment to Purchase Agreement, then the terms and conditions of the Third Amendment to Purchase Agreement shall govern.

RCI Dining Services (Indiana), Inc.		RCI Holdings, Inc.

/s/ Eric Langan		/s/ Eric Langan
By:	Eric Langan, President	By:	Eric Langan, President

Dated:		Dated:

ESTATE OF ALBERT PFEIFFER

/s/ Lori L. Pfeiffer
By:	Lori Pfeiffer, Personal Representative
of the Estate of Albert Pfeiffer

Gold Club of Indy, LLC

/s/ Lori L. Pfeiffer
By:	Lori Pfeiffer, Sole Member

Dated: